Exhibit 99.1

Source: Bico, Inc.

BICO Signs Definitive Agreement to Acquire Vegas Wireless Entertainment

DOVE CANYON, California, February [21], 2006 - BICO, Inc. (Bulletin Board: BIKO.OB) is pleased to announce the signing of a definitive agreement to acquire 100% of the issued and outstanding stock of Vegas Wireless Entertainment, Inc. “Vegas Wireless”. Vegas Wireless specializes in the creation and distribution of mobile entertainment software products. The acquisition is expected to close in March.

Upon completion of the acquisition of Vegas Wireless, the former shareholders of Vegas Wireless will own approximately 74% of the issued and outstanding shares of BICO. The closing of the transaction remains subject to contingencies typical to transactions of this nature.

This news release includes comments that may be deemed forward-looking within the meaning of the safe harbor provisions of the U.S. Federal Securities Laws. These include, among other things, statements about expectations of future events, sales of products or performance. Forward-looking statements are subject to risks and uncertainties that may cause the company's results to differ materially from expectations. These risks include the company's ability to complete the transactions, which remain subject to various contractual contingencies and completion of the due diligence review, obtaining any regulatory approvals, having necessary financing in time to meet contractual obligations, and other such risks as the company may identify and discuss from time to time, including those risks disclosed in the company's current and future filings with the Securities and Exchange Commission. Accordingly, there is no certainty that the company's plans will be achieved.

Contact:
BICO, Inc.
www.bicoservices.com
949-509-7952

Vegas Wireless Entertainment
www.vegaswirelessent.com
416-869-3500